Exhibit 3.1

Articles of Incorporation of Kabushiki Kaisha MEDIROM

Chapter I      General Provisions

Article 1 (Company Name)

The company name of this company is “Kabushiki Kaisha MEDIROM”, which is expressed in English as “MEDIROM Healthcare Technologies Inc” (hereinafter referred to as “the Company”).

Article 2 (Purposes)

The purposes of the Company are to engage in the following businesses:

1.	general consulting services related to the Internet;

2.	planning, operation, and sale of online advertisement in general;

3.	distribution and management services for online advertising;

4.	collection and provision of information through the medium of information equipment, systems, and the Internet as well as provision of agency services for those purposes;

5.	planning, design, management, and operation of information systems;

6.	advertising agency business (including online advertising);

7.	development, purchase, sale, and maintenance of computer systems;

8.	information processing using computers;

9.	e-commerce business and intermediary services for providing information by utilizing networks such as the Internet, etc.;

10.	services for provision of information;

11.	planning, design, development, manufacture, lease, export, import, sale, and provision of intermediary services for computers, peripheral equipment and software applications;

12.	planning and production related to advertising and publicity;

13.	production, export, import, sale, and provision of intermediary services for digital publications;

14.	marketing research and collection and analysis of various types of information;

15.	planning, development, design, production, sale, lease, rental, and management of system for purchasing and selling of goods by utilizing networks, such as the Internet, etc.;

16.	planning, production, operation, and sale of websites on the Internet;

17.	management of relaxation salon offices;

18.	management consulting services;

19.	planning, design, and execution of construction work;

20.	design, manufacture, sale, lease, and provision of intermediary services for beauty and health-care equipment and peripheral equipment;

21.	development, planning, and proposal of new goods related to beauty and health as well as sale of medical equipment, devices and supplies, health food (enriched food), and daily household items;

22.	intermediary and consulting services related to alliances, mergers, and transfers of operational rights between enterprises;

23.	acquisition, possession, and management, etc., of securities;

24.	planning, development, and sale of franchises, etc.;

25.	general worker dispatching service and specified worker dispatching service pursuant to the Act on Securing the Proper Operation of Worker Dispatching Service and Protecting the Dispatched Workers, etc.;

26.	fee-charging recruiting agency service;

27.	planning and management of education, training, holding seminars, and lectures related to human resource development and skills development;

28.	distance education business;

29.	planning, publishing, and selling teaching materials related to human resource development and skills development;

30.	provision of employee education and training of various enterprises as well as lectures to various enterprises;

31.	insurance agency business;

32.	issuing prepaid payment instruments for third-party business pursuant to the Payment Services Act;

33.	power generation business, sale of electricity and agency business;

and

34.	Any and all business incidental and relate to the above.

Article 3 (Location of Head Office)

The Company shall have its head office in Minato-ku, Tokyo.

Article 4 (Organizational Bodies)

The Company shall have the following organizational bodies in addition to meetings of the shareholders and directors:

(1)	Board of directors;

(2)	Corporate auditors;

(3)	Board of corporate auditors; and

(4)	Accounting auditor.

Article 5 (Method for Public Notice)

Public notices by the Company shall be published in a form of electronic public notice, provided, however, that in the event that the Company is unable to publish public notices in an electronic form due to accidents or any other unavoidable events, the public notices shall be published in the Japanese Official Gazette (Kampo).

Chapter II      Shares

Article 6 (Total Numbers of Shares Issuable and Class Shares, etc.)

1.	The total number of shares issuable by the Company shall be nineteen million nine hundred thousand (19,900,000) shares. With regard to share classes, the total number of common shares issuable by the Company shall be nineteen million eight hundred ninety-nine thousand nine hundred ninety-nine (19,899,999) shares, and the total number of Class A shares issuable by the Company shall be one (1) share.

2.	The terms and conditions of the Class A share issued by the Company shall be as follows:

(1)	Voting rights

The Class A share shall have no voting rights at the meetings of the shareholders, provided, however, this is not the case where it is otherwise specifically provided in laws and regulations.

(2)	Dividends

Dividends on the Class A share shall be at the same amount as the dividends on the common shares.

(3)	Distribution of residual assets

The Class A shareholder shall have a right to demand the distribution of residual assets in the same amount as that was distributed to the holders of the common shares.

(4)	Put option and call option of class share

(i)	The Class A shareholder may demand, at any time in writing, that the Company acquire its Class A share in exchange for payment of cash.

(ii)	If the Class A share is transferred to a third party, the Company may acquire the Class A share in exchange for payment of cash regardless of the intention of the transferor. In this respect, when the Class A shareholder transfers its Class A share, the Class A shareholder shall notify the Company in advance in writing of the fact that the Class A share will be transferred and the name of the transferee.

(iii)	When the Class A shareholder dies, the Company shall acquire the Class A share in exchange for payment of cash.

(iv)	The prices of the Class A share acquired pursuant to this provision shall be the market value of common shares of the Company: on the day of demand for acquisition in case of subparagraph (i) above; or on the preceding day of the acquisition date in case of subparagraphs (ii) or (iii) above (hereinafter collectively referred to as the “Acquisition Value Base Date”). When the common shares of the Company are listed on the Tokyo Stock Exchange or other similar stock exchange, the market value on the Acquisition Value Base Date shall be the same value as the closing price per common share of the Company at the Tokyo Stock Exchange or such other similar stock exchange on the Acquisition Value Base Date. If there is no closing price on the Acquisition Value Base Date, it shall be based on the closing price on the immediately preceding day of the Acquisition Value Base Date.

3.	When the Company through a resolution passed by a decision-making body of the Company which is statutorily provided or is set up under these Articles of Incorporation is to pass a resolution on any of the matters listed below, as provided by laws and regulations or these Articles of Incorporation, in addition to the resolution, a resolution passed by at the meeting of class shareholders consisting of the shareholder(s) having Class A share(s) shall be required.

(1)	request to an heir, etc. to sell his or her shares to the Company;

(2)	consolidation of shares;

(3)	issuance of shares;

(4)	issuance of share option rights;

(5)	removal of a corporate auditor;

(6)	reduction of the amount of the stated capital;

(7)	distribution of property other than cash;

(8)	amendment to these Articles of Incorporation, transfer of business, dissolution, or liquidation; or

(9)	corporate restructuring, merger, share split, share exchange, or share transfer.

4.	When the Company acquires the Class A share, the Company shall cancel the Class A share.

Article 7 (Grant of Rights to Receive an Allotment of Shares)

Where the Company grants its shareholders the right to receive an allotment of its shares or treasury shares it disposes of during the solicitation period for people to subscribe for those shares, the subscription requirements and matters set forth under Article 202, Paragraph (1) of the Companies Act shall be determined by a resolution of the board of directors.

Article 8 (Shareholder Registry Administrator)

1.	The Company shall have a shareholder registry administrator.

2.	The shareholder registry administrator and the administrator’s office shall be determined by a resolution of the board of directors.

3.	Preparation and maintenance of the Company’s shareholder registry and share option rights registry and other affairs related to the Company’s shareholder registry and share option rights registry shall be entrusted to the shareholder registry administrator and shall not be handled by the Company.

Article 9 (Rules on Handling of Shares)

The method and fees for handling the Company’s shares shall be governed by the internal rules on the handling of the shares established by the board of directors, in addition to laws and regulations and these Articles of Incorporation.

Chapter III      Meeting of Shareholders

Article 10 (Convocation)

The Company shall convene an annual meeting of the shareholders within three (3) months of the last day of each fiscal year, and an extraordinary meeting of the shareholders, as and when required.

Article 11 (Record Date for Annual Shareholders Meetings)

The record date for voting rights at an annual meeting of the shareholders shall be December 31 of the preceding year.

Article 12 (Convener and Chairperson)

A CEO shall convene a meeting of the shareholders pursuant to a resolution passed by the board of directors and shall act as the chairman therein, unless otherwise specifically stipulated in laws, regulations or ordinances. If the CEO is unable to so convene or act due to accidents, other directors shall act in place of the CEO, in accordance with the order decided upon in advance by a resolution of the board of directors.

Article 13 (Resolution Method)

1.	Unless otherwise specifically provided by laws and regulations or these Articles of Incorporation, resolutions at a meeting of the shareholders shall be passed by a majority of the votes of shareholders present at the meeting, who are entitled to exercise the voting rights.

2.	Resolutions set forth in Article 309, Paragraph (2) of the Companies Act shall be passed at a meeting of the shareholders by two-thirds or more of the votes of the shareholders present at the meeting, with a quorum of one-third or more of the votes of the shareholders who are entitled to exercise their votes.

Article 14 (Exercise of Voting Rights by Proxy)

1.	A shareholder may exercise voting rights by authorizing another shareholder who has voting rights in the Company as proxy.

2.	The shareholder or proxy shall present to the Company a document evidencing the authority for each meeting of the shareholders.

Chapter IV      Meetings of Class Shareholders

Article 15 (Convener and Chairperson)

A CEO shall convene a meeting of class shareholders and shall act as the chairperson herein, unless otherwise specifically stipulated in laws and regulations. If the CEO is unable to so convene due to accidents or is prevented from so convening, other directors shall convene the meeting, in accordance with the order decided up in advance.

Article 16 (Resolution Method)

1.	Unless otherwise specifically provided by laws and regulations or these Articles of Incorporation, resolutions at a meeting of the class shareholders shall be passed by a majority of the votes of class shareholders present at the meeting, who are entitled to exercise the voting rights, with a quorum of a half or more of the votes of the class shareholders who are entitled to exercise their votes.

2.	Resolutions set forth in Article 324, Paragraph (2) of the Companies Act shall be passed at a meeting of the class shareholders by a two-thirds or more of the votes of the class shareholders present at the meeting, with a quorum of a half or more of the votes of the class shareholders who are entitled to exercise their votes.

Article 17 (Exercise of Voting Rights by Proxy)

1.	A class shareholder or the class shareholder’s statutory agent may exercise voting rights by authorizing another class shareholder who has voting rights in the Company or the other class shareholder’s heir-at-law as proxy.

2.	The class shareholder or statutory agent referred to in the preceding paragraph shall present to the Company a document evidencing the authority for each meeting of the class shareholders.

Chapter V      Directors and Board of Directors

Article 18 (Numbers of Directors)

The number of directors of the Company shall be no more than ten (10).

Article 19 (Election of Directors and Corporate Auditors)

1.	A director of the Company shall be elected by a resolution passed by a majority of the shareholders present at a meeting of the shareholders, with a quorum of one-third or more of the votes of the shareholders who are entitled to exercise their voting rights at the meeting of the shareholders.

2.	No cumulative voting shall be used for the election of directors.

Article 20 (Term of Office of Directors)

1.	The term of office of a director shall be until the conclusion of the annual meeting of the shareholders for the last fiscal year ending in one (1) year of the election.

2.	The term of office of a director who is elected to fill a vacancy or elected as an additional director shall be the same as the remining term of his or her predecessor or the remaining term of the other incumbent directors.

Article 21 (Convocation and Chairperson of Meetings of Board of Directors)

1.	A CEO shall convene a meeting of the board of directors and shall act as the chairperson of the meetings, unless otherwise specifically stipulated in laws and regulations. If the CEO is unable to so convene or act due to accidents, other directors shall act in place of the CEO, in accordance with the order decided upon in advance by a resolution of the board of directors.

2.	A notice to convene a meeting of the board of directors shall be given to each director at least three (3) days before the date set for the meeting, provided, however, in case of emergency, such period may be shortened.

Article 22 (Representative Directors)

The board of directors shall elect a representative director(s) by a resolution of the board of directors.

Article 23 (Executive Directors)

The board of directors shall elect one (1) CEO (torishimariyaku shacho), and may elect a small number of each vice-president(s) (torishimariyaku fukushacho), senior managing director(s) (senmu torishimariyaku), and managing director(s) (jomu torishimariyaku), as it may be necessary, from among the directors by a resolution of the board of directors.

Article 24 (Waiver of Resolution of Board of Directors)

The Company may deem that a resolution was passed where the requirements under Article 370 of the Companies Act are satisfied.

Article 25 (Rules Concerning Board of Directors)

Any matter related to the board of directors shall be governed by the internal rules concerning the board of directors established by the board of directors as well as laws, regulations and these Articles of Incorporation.

Article 26 (Remuneration)

Any remuneration, bonus and other financial benefit (the “Remuneration, etc.”) to be received by the directors as consideration for the performance of their duties from the Company shall be determined by a resolution at a meeting of the shareholders.

Article 27 (Directors Liability Exemption)

1.	Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may exempt directors (including former directors) from their liabilities for loss or damage arising from their negligence or willful misconduct to the extent permitted by laws and regulations by a resolution of the board of directors.

2.	Pursuant to the provisions of Article 427 of the Companies Act, the Company may enter into an agreement with non-executive directors to limit their liabilities for loss or damage arising from their conducts under Article 423 of the Companies Act, provided, however, that the maximum amount that the Company may limit under such agreement shall be the higher of: (i) the amount greater than one million (1,000,000) yen and set out in the agreement; and (ii) the amount stipulated in laws and regulations.

Chapter VI      Corporate Auditors and Board of Corporate Auditors

Article 28 (Number of Corporate Auditors)

The number of corporate auditors of the Company shall be no more than three (3).

Article 29 (Election of Corporate Auditors)

The election of corporate auditors of the Company shall be made by a resolution passed by a majority of shareholders entitled to exercise their voting rights, with a quorum of one-third or more of the votes of shareholders who are entitled to exercise their voting rights at the meeting of the shareholders.

Article 30 (Term of Office of Corporate Auditors)

1.	The term of office of a corporate auditor shall be until the conclusion of the annual meeting of the shareholders for the last fiscal year ending within four (4) years of the election.

2.	The term of office of a corporate auditor who is elected to fill a vacancy shall be the same as the remaining term of his or her predecessor.

Article 31 (Convocation of Meetings of Board of Corporate Auditors)

1.	A notice to convene a meeting of the board of corporate auditors shall be given to each corporate auditor at least three (3) days before the date set for the meeting, provided, however, in case of emergency, such period may be shortened.

2.	A meeting of the board of corporate auditors may be held without the convocation procedures if all corporate auditors consent.

Article 32 (Full-Time Corporate Auditor)

The board of corporate auditors shall elect full-time corporate auditor(s) by its resolution.

Article 33 (Rules Concerning the Board of Corporate Auditors)

Any matter related to the board of corporate auditors shall be governed by internal rules concerning the board of corporate auditors established by the board of corporate auditors as well as laws, regulations and these Articles of Incorporation.

Article 34 (Remuneration)

Remuneration, etc. for corporate auditors shall be determined by a resolution at a meeting of the shareholders.

Article 35 (Corporate Auditors Liability Exemption)

1.	Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may exempt corporate auditors (including former corporate auditors) from their liabilities for loss or damage arising from negligence or willful misconduct to the extent permitted by laws and regulations by a resolution of the board of directors.

2.	Pursuant to the provisions of Article 427 of the Companies Act, the Company may enter into an agreement with corporate auditor to limit their liabilities for loss or damage arising from their conducts under Article 423 of the Companies Act, provided, however, that the maximum amount that the Company may limit under such agreement shall be the higher of: (i) the amount greater than one million (1,000,000) yen and set out in the agreement; and (ii) the amount stipulated in laws and regulations.

Chapter VII      Financial Auditor

Article 36 (Election)

Financial auditor shall be elected by a resolution at a meeting of the shareholders.

Article 37 (Term of Office)

1.	The term of office of financial auditor shall be until the conclusion of the annual meeting of the shareholders for the last fiscal year ending within one (1) year of the election.

2.	Unless otherwise specifically resolved at the annual meeting of the shareholders, the financial auditor shall be deemed reelected at such annual meeting of the shareholders.

Chapter VIII      Accounts

Article 38 (Fiscal Year)

The Company’s fiscal year shall be a period of one calendar year from January 1 of each year to December 31 of the same year.

Article 39 (Record Date for Dividends from Surplus)

1.	The record date for the year-end dividend of the Company shall be December 31 of each year.

2.	In addition to the preceding paragraph, the Company may set a record date to distribute surplus.

Article 40 (Statute of Limitations on Dividends)

1.	If amounts concerning the dividend are not received after three (3) full years have passed since the date on which the payment of such dividend was attempted, the Company shall be released from its obligation to pay such dividend.

2.	No interest shall accrue on the outstanding amount of dividend.

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